PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH 45750
                                                          www.peoplesbancorp.com


NEWS RELEASE


FOR IMMEDIATE RELEASE         Contact:   Mark F. Bradley
---------------------                    President and Chief Operating Officer
December 10, 2004                        (740) 373-3155




                         PEOPLES BANCORP INC. AUTHORIZES
                           REPURCHASE OF COMMON SHARES
     -----------------------------------------------------------------------

             2004 earnings expected to be released January 20, 2005

         MARIETTA, Ohio - At its December 9th meeting, the Board of Directors of Peoples Bancorp Inc. ("Peoples")(NASDAQ: PEBO) adopted a stock repurchase plan authorizing the repurchase in 2005 of up to 525,000 (or approximately 5%) of Peoples' outstanding common shares from time to time in open market or privately negotiated transactions. The repurchased common shares will be held as treasury shares and are anticipated to be used for future exercises of stock options granted under Peoples' stock option plans, future issuances of common shares in connection with Peoples' deferred compensation plans, and other general corporate purposes.
         The timing of the purchases and the actual number of common shares purchased will depend on market conditions and limitations imposed by applicable federal securities laws. The stock repurchase plan will expire on December 31, 2005, and the common shares purchased will not exceed an aggregate purchase price of $17 million.
         In other news, Peoples also announced it plans to release 2004 earnings before the market opens on January 20, 2005. Peoples' executive management is scheduled to hold a conference call/webcast to discuss 2004 earnings on January 20, 2005, at 11:00 a.m. Eastern Time. The conference call/webcast will be accessible via Peoples' website at www.peoplesbancorp.com under the "Investor Relations" site link. The phone number to be used by call-in listeners will be published in Peoples' 2004 earnings release.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance and trust solutions through 51 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE